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                                                                   EXHIBIT 99.30


                                  NEWS RELEASE


                                                           FOR IMMEDIATE RELEASE




                  COMPCARE EXCHANGES 72% OF CONVERTIBLE BONDS


CORONA DEL MAR, Calif., January 2, 1997 /PRNewswire/ -- Comprehensive Care Corporation (NYSE:CMP) (COMPCARE(R)) chairman and chief executive officer Chriss W. Street announced today that it completed the Exchange Offer for its 7 1/2% Convertible Subordinated Debentures (the "Debentures") on December 30, 1996. "CompCare will realize a $2.5 million gain during the third quarter and the elimination of 59% of our total debt outstanding. The successful completion of this exchange offer is consistent with CompCare's goal to build a successful managed care business," said Mr. Street.

CompCare was advised by its exchange agent that affirmative consents of Debentureholders in excess of 82% had been received, and that all propositions had been consented to and approved by Debentureholders. The exchange agent also advised that it received for tender, pursuant to the Company's Exchange Offer, $6.8 million of principal amount of Debentures ("Tendered Debentures"). With respect to the Tendered Debentures, the Company has paid to the exchange agent, on behalf of the tendering Debentureholders, an aggregate amount of $4.0 million and requisitioned for issue approximately 164,184 shares of the Company's Common Stock, representing the stock portion of the Exchange Offer. The exchange agent anticipates distribution of the exchange consideration to tendering debentureholders will be made within five days after the closing date of December 30, 1996.

The aggregate principal amount of Debentures which were not tendered was $2.7 million. The Company has also paid the exchange agent an aggregate of $0.6 million representing interest and default interest payable on January 22, 1997 for Debentures which have not been tendered.

COMPCARE provides care and care coordination of chronic and catastrophic diseases to HMOs, hospitals, the government and corporations on a contractual or at-risk ("managed care") basis throughout the United States and its protectorates through its Disease State Management(SM) products.


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